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                                                                  EXHIBIT 11.1

                                MARITRANS INC.
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                           YEARS ENDED DECEMBER 31*

                                                                1994            1993
                                                           -----------    --------------
Primary:
   Income (loss):  ......................................
       Net income (loss) ................................   $ 6,532,000     $(11,789,000)
                                                            ===========     ============
   Shares:
       Weighted average number of common shares
        outstanding  ....................................    12,524,861       12,523,000
                                                            ===========     ============
Primary income (loss) per common share  .................   $     .5215     $     (.9414)
                                                            ===========     ============

Assuming full dilution:
   Income (loss):
       Net income (loss) ................................   $ 6,532,000     $(11,789,000)
                                                            ===========     ============
   Shares:
       Weighted average number of common shares
         outstanding  ....................................   12,524,861       12,523,000
       Assuming exercise of options reduced by the number
         of shares which could have been purchased with
         the proceeds from the exercise of such options  .       80,842            3,474
                                                             ----------      -----------
       Weighted average number of common shares
         outstanding as adjusted  ........................   12,605,703       12,526,474
                                                             ==========      ===========
Net income (loss) per common share

Fully diluted income (loss) per common share  ...........        $.5182#     $    (.9411)**
                                                             ==========      ===========


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 * See notes 1 and 3 of the notes to the consolidated financial statements.

** This calculation is submitted in accordance with Regulation S-K item
   601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

# This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3 percent.